Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-239610

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 25, 2021.

GS Finance Corp. $ Autocallable Contingent Coupon ETF-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

If the closing level of either the iShares® China Large-Cap ETF or the VanEck Vectors® Gold Miners ETF on any observation date is less than 80% of its initial level, you will not receive a coupon on the applicable payment date. The amount that you will be paid on your notes is based on the performances of the ETFs. The notes will mature on the stated maturity date (expected to be March 9, 2026), unless automatically called on any observation date commencing in March 2022 to and including February 2026. Your notes will be automatically called if the closing level of each ETF on any such observation date is greater than or equal to its initial level (set on the trade date, expected to be March 2, 2021). If your notes are automatically called, you will receive a payment on the next payment date (the fifth business day after the relevant observation date) equal to the face amount of your notes plus a coupon (as described below).

The return on your notes is linked to the performance of the iShares® China Large-Cap ETF and the VanEck Vectors® Gold Miners ETF, and not to that of the FTSE China 50 Index or the NYSE® Arca Gold Miners Index® (each, an index) on which the respective ETFs are based. The iShares® China Large-Cap ETF follows a strategy of “representative sampling”, which means the iShares® China Large-Cap ETF’s holdings are not the same as those of its index. The performance of any ETF may significantly diverge from that of its index.

Observation dates are expected to be 2nd day of each month, commencing in April 2021 and ending in March 2026. If on any observation date the closing level of each ETF is greater than or equal to 80% of its initial level, you will receive on the applicable payment date a coupon for each $1,000 face amount of your notes equal to $7 (0.7% monthly, or the potential for up to 8.4% per annum).

The amount that you will be paid on your notes at maturity, if they have not been automatically called, in addition to the final coupon, if any, is based on the performance of the ETF with the lowest ETF return. The ETF return for each ETF is the percentage increase or decrease in the closing level of such ETF on the final observation date (expected to be March 2, 2026) from its initial level.

At maturity, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

●

if the ETF return of each ETF is greater than or equal to -20% (the final level of each ETF is greater than or equal to 80% of its initial level), $1,000 plus a coupon calculated as described above; or

●

if the ETF return of any ETF is less than -20% (the final level of any ETF is less than 80% of its initial level), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the lesser performing ETF return plus 20% times (b) $1,000. You will receive less than the face amount of your notes and no coupon.

If the ETF return for any ETF is less than -20%, the percentage of the face amount of your notes you will receive will be based on the performance of the ETF with the lowest ETF return. In such event, you will receive less than the face amount of your notes and no coupon.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $885 and $925 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be March 5, 2021	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

*The original issue price will be   % for certain investors; see “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-57.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No.      dated         , 2021.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $885 and $925 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $     per $1,000 face amount).

Prior to        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through         ). On and after        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●General terms supplement no. 8,671 dated July 1, 2020

●Prospectus supplement dated July 1, 2020

●Prospectus dated July 1, 2020

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The notes will be issued in book-entry form and represented by a master global note.

Terms AND CONDITIONS

(Terms From Pricing Supplement No.       Incorporated Into Master Note No. 2)

These terms and conditions relate to pricing supplement no.       dated         , 2021 of GS Finance Corp. and The Goldman Sachs Group, Inc. with respect to the issuance by GS Finance Corp. of its Autocallable Contingent Coupon ETF-Linked Notes due    and the guarantee thereof by The Goldman Sachs Group, Inc.

The provisions below are hereby incorporated into master note no. 2, dated July 1, 2020. References herein to “this note” shall be deemed to refer to “this security” in such master note no. 2, dated July 1, 2020. Certain defined terms may not be capitalized in these terms and conditions even if they are capitalized in master note no. 2, dated July 1, 2020. Defined terms that are not defined in these terms and conditions shall have the meanings indicated in such master note no. 2, dated July 1, 2020, unless the context otherwise requires.

CUSIP / ISIN: 40057FM35 / US40057FM352

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the iShares® China Large-Cap ETF (current Bloomberg symbol: “FXI UP Equity”), or any successor underlier, and the VanEck Vectors® Gold Miners ETF (current Bloomberg symbol: “GDX UP Equity”), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Underlying index: with respect to the iShares® China Large-Cap ETF, the FTSE China 50 Index and with respect to the VanEck Vectors® Gold Miners ETF, the NYSE® Arca Gold Miners Index®

Face amount: $        in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, in addition to the final coupon, if any, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:

•	if the final underlier level of each underlier is greater than or equal to its buffer level, $1,000; or
•

if the final underlier level of any underlier is less than its buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the sum of the lesser performing underlier return plus the buffer amount times (b) $1,000

Company’s redemption right (automatic call feature): if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the coupon then due, an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to $1,000

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level

Initial underlier level (set on the trade date): with respect to an underlier, the closing level of such underlier on the trade date

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of an underlier” below

Underlier return: with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Lesser performing underlier return: the underlier return of the lesser performing underlier

Lesser performing underlier: the underlier with the lowest underlier return

Buffer level: for each underlier, 80% of its initial underlier level

Buffer amount: 20%

Coupon: subject to the company’s redemption right, on each coupon payment date, for each $1,000 of the outstanding face amount, the company will pay an amount in cash equal to:

●	if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level, $7 (0.7% monthly, or the potential for up to 8.4% per annum); or

●	if the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, $0

The coupon paid on any coupon payment date will be paid to the person in whose name this note is registered as of the close of business on the regular record date for such coupon payment date. If the coupon is due at maturity but on a day that is not a coupon payment date, the coupon will be paid to the person entitled to receive the principal of this note.

Coupon trigger level: for each underlier, 80% of its initial underlier level

Trade date: expected to be March 2, 2021

Original issue date (set on the trade date): expected to be March 5, 2021

Determination date (set on the trade date): expected to be March 2, 2026, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event the originally scheduled determination date is a non-trading day with respect to any underlier, the determination date will be the first day thereafter that is a trading day for all underliers (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the determination date.

Stated maturity date (set on the trade date): expected to be March 9, 2026, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day.  The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation dates (set on the trade date): expected to be each coupon observation date commencing in March 2022 and ending in February 2026, subject to adjustment as described under “— Coupon observation dates” below

Call payment dates: expected to be the fifth business day after each call observation date, subject to adjustment as provided under — Call observation dates” above

Coupon observation dates (set on the trade date): expected to be the 2nd day of each month, commencing in April 2021 and ending in March 2026, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event the originally scheduled coupon observation date is a non-trading day with respect to any underlier, the coupon observation date will be the first day thereafter that is a trading day for all underliers (the “first qualified coupon trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled coupon observation date or the first qualified coupon trading day, the coupon observation date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled coupon observation date or the first qualified coupon trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier for that coupon observation date will be determined on or prior to the postponed coupon observation date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the coupon observation date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the coupon observation date.) In no event, however, will the coupon observation date be postponed to a date later than the originally scheduled coupon payment date (based on the originally scheduled coupon observation date) or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible coupon observation date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the coupon observation date.

Coupon payment dates (set on the trade date): expected to be the fifth business day after each coupon observation date (except that the final coupon payment date will be the stated maturity date), subject to adjustment as described under “— Coupon observation dates” above

Closing level: on any trading day, with respect to an underlier, the closing sale price or last reported sale price, regular way, for such underlier, on a per-share or other unit basis:

•	on the principal national securities exchange on which such underlier is listed for trading on that day, or
•	if such underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of such underlier.

If an underlier is not listed or traded as described above, then the closing level for such underlier on any day will be the average, as determined by the calculation agent, of the bid prices for such underlier obtained from as many dealers in such underlier selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of an underlier is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: with respect to an underlier, a day on which (a) the exchange on which such underlier has its primary listing is open for trading and (b) the price of one share of such underlier is quoted by the exchange on which such underlier has its primary listing

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier” below

Underlier investment advisor: with respect to an underlier, at any time, the person or entity, including any successor investment advisor, that serves as an investment advisor to such underlier as then in effect

Underlier stocks: with respect to an underlier, at any time, the stocks that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

•

a suspension, absence or material limitation of trading in such underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	such underlier does not trade on what was the primary market for such underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to such underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of such underlier are traded, or on which option or futures contracts, if available, relating to such underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of such underlier or in option or futures contracts, if available, relating to such underlier in the primary market for such underlier or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to the shares of such underlier or those contracts, or
•	a disparity in bid and ask quotes relating to the shares of such underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of such underlier or those contracts in that market.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any other unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be a coupon observation date or the determination date, or such day is not a trading day, then such coupon observation date or the determination date will be postponed as described under “— Coupon observation dates” or “— Determination date” above. If any coupon observation date or the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed coupon observation date or determination date, as applicable. If any coupon observation date or the determination date is postponed due to a market disruption event with respect to any underlier, the closing level of each underlier with respect to such coupon observation date or the final underlier level with respect to the determination date, as applicable, will be calculated based on (i) for any underlier that is not affected by a market disruption event on (A) the applicable originally scheduled coupon observation date or the first qualified coupon trading day thereafter (if applicable) or (B) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on (A) the applicable originally scheduled coupon observation date or the first qualified coupon trading day thereafter (if applicable) or (B) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed coupon observation date or determination date, as applicable, with respect to such underlier as to which a market disruption event continues through the last possible postponed coupon observation date or determination date. As a result, this could result in the closing level on any coupon observation date or final underlier level on the determination date of each underlier being determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for a coupon observation date or determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier: If an underlier is delisted from the exchange on which the underlier has its primary listing and its underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date, the amount payable on the call payment date or the amount in cash on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on a coupon observation date or the determination date, as applicable, that an underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that an underlier, the underlier stocks comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of such underlier or the underlier stocks and whether the change is made by the underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Regular record dates: the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Anti-dilution adjustments:  the calculation agent will have discretion to adjust the closing level of an underlier if certain events occur (including those described above under “— Discontinuance or modification of an underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of such underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as an income-bearing pre-paid derivative contract in respect of the underliers.

Overdue principal rate and overdue coupon rate: the effective Federal Funds rate

LIMITED EVENTS OF DEFAULT

The only events of default for the notes are (i) payment defaults that continue for a 30 day-grace period and (ii) certain insolvency events. No other breach or default under our senior debt indenture or the notes will result in an event of default for the notes or permit the trustee or holders to accelerate the maturity of the notes - that is, they will not be entitled to declare the face or principal amount of any notes to be immediately due and payable. See “Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements” and “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default — Securities Issued Under the 2008 GSFC Indenture” in the accompanying prospectus for further details.

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the underliers on a coupon observation date could have on the coupon payable, if any, on the related coupon payment date and (ii) the impact that various hypothetical closing levels of the lesser performing underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes, what the closing level of any underlier will be on any coupon observation date or call observation date, as the case may be, and what the final underlier level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date. If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Coupon	$7 (0.7% monthly, or the potential for up to 8.4% per annum)
Coupon trigger level	with respect to each underlier, 80% of its initial underlier level
Buffer level	with respect to each underlier, 80% of its initial underlier level
Buffer amount	20%

The notes are not automatically called, unless otherwise indicated below

Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or call observation date or the originally scheduled determination date

No change in or affecting any underlier, any underlier stock, any policy of the applicable underlier investment advisor or any method by which the applicable underlying index sponsor calculates its underlying index

Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

Moreover, we have not yet set the initial underlier levels that will serve as the baseline for determining the coupon payable on each coupon payment date, if any, if the notes will be automatically called, the underlier returns and the amount that we will pay on your notes, if any, on the call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial underlier levels may differ substantially from the underlier levels prior to the trade date. They may also differ substantially from the underlier levels at the time you purchase your notes.

For these reasons, the actual performance of the underliers over the life of your notes, the actual underlier levels on any call observation date or coupon observation date, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-51. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Hypothetical Coupon Payments

The examples below show hypothetical performances of each underlier as well as the hypothetical coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing level of each underlier on the applicable coupon observation date was the percentage of its initial underlier level shown.

Scenario 1

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the iShares® China Large-Cap ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the VanEck Vectors® Gold Miners ETF (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	110%	50%	$0
Second	45%	55%	$0
Third	90%	95%	$7
Fourth	55%	50%	$0
Fifth	110%	50%	$0
Sixth	105%	95%	$7
Seventh	90%	65%	$0
Eighth	55%	50%	$0
Ninth	110%	50%	$0
Tenth	45%	55%	$0
Eleventh	60%	95%	$0
Twelfth-Sixtieth	55%	50%	$0
		Total Hypothetical Coupons	$14

In Scenario 1, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date. Because the hypothetical closing level of each underlier on the third and sixth hypothetical coupon observation date is greater than or equal to its coupon trigger level, the total of the hypothetical coupons in Scenario 1 is $14. Because the hypothetical closing level of at least one underlier on all other hypothetical coupon observation dates is less than its coupon trigger level, no further coupons will be paid, including at maturity.

Scenario 2

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the iShares® China Large-Cap ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the VanEck Vectors® Gold Miners ETF (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	110%	30%	$0
Second	40%	20%	$0
Third	35%	45%	$0
Fourth	45%	50%	$0
Fifth	110%	30%	$0
Sixth	40%	90%	$0
Seventh	35%	85%	$0
Eighth	45%	50%	$0
Ninth	90%	30%	$0
Tenth	80%	20%	$0
Eleventh	35%	80%	$0
Twelfth-Sixtieth	95%	50%	$0
		Total Hypothetical Coupons	$0

In Scenario 2, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date. Because in each case the hypothetical closing level of at least one underlier on the related coupon observation date is less than its coupon trigger level, you will not receive a coupon payment on the applicable hypothetical coupon payment date. Since this occurs on every hypothetical coupon observation date, the overall return you earn on your notes will be less than zero. Therefore, the total of the hypothetical coupons in Scenario 2 is $0.

Scenario 3

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the iShares® China Large-Cap ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the VanEck Vectors® Gold Miners ETF (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	50%	50%	$0
Second	70%	70%	$0
Third	55%	55%	$0
Fourth	60%	60%	$0
Fifth	65%	65%	$0
Sixth	35%	35%	$0
Seventh	45%	45%	$0
Eighth	50%	50%	$0
Ninth	65%	65%	$0
Tenth	75%	75%	$0
Eleventh	55%	55%	$0
Twelfth	120%	115%	$7
		Total Hypothetical Coupons	$7

In Scenario 3, the hypothetical closing level of each underlier is less than its coupon trigger level on the first eleven hypothetical coupon observation dates, but increases to a level that is greater than its initial underlier level on the twelfth hypothetical coupon observation date. Because the hypothetical closing level of each underlier is greater than or equal to its initial underlier level on the twelfth hypothetical coupon observation date (which is also the first hypothetical call observation date), your notes will be automatically called. Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical coupon of $7, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

Hypothetical Payment at Maturity

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of any underlier is less than its initial underlier level), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on a call observation date, does not include the final coupon, if any, and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. If the final underlier level of the lesser performing underlier (as a percentage of the initial underlier level) is less than its coupon trigger level, you will not be paid a final coupon at maturity.

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlier Level of the Lesser Performing Underlier (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	100.000%*
175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
80.000%	100.000%*
75.000%	95.000%
50.000%	70.000%
25.000%	45.000%
0.000%	20.000%

*Does not include the final coupon

If, for example, the notes have not been automatically called on a call observation date and the final underlier level of the lesser performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 45.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 55.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level of the lesser performing underlier were determined to be 200.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over the initial underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-16.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the underliers on any day, the final underlier levels of the underliers or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity and the rate of return on the offered notes will depend on whether or not the notes are automatically called and the actual initial underlier levels, which we will set on the trade date, and on the actual closing levels of the underliers on the coupon observation dates and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 8,671. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes

— Your Notes May Not Have an Active Trading Market” on page S-10 of the accompanying general terms supplement no. 8,671.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the coupons (if any) and return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 68 of the accompanying prospectus.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes on the stated maturity date will be based on the performance of the lesser performing of the underliers as measured from their initial underlier levels set on the trade date to their closing levels on the determination date. If the final underlier level of any underlier is less than its buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the sum of the lesser performing underlier return plus the buffer amount times (ii) $1,000. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

You May Not Receive a Coupon on Any Coupon Payment Date

If the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon observation date, the overall return you earn on your notes will be less than zero and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

You will only receive a coupon on a coupon payment date if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level. You should be aware that, with respect to any prior coupon observation dates that did not result in the payment of a coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money. Further, there is no guarantee that you will receive any coupon payment with respect to the notes at any time and you may lose a substantial portion of your investment in the notes.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level. Therefore, the term for your notes may be reduced. You will not receive any additional coupon payments after the notes are automatically called and you may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Coupon Does Not Reflect the Actual Performance of the Underliers from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date

The coupon for each coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing levels of the underliers between the trade date and any coupon observation date or between two coupon observation dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the underliers that pays coupons based on the performance of the underliers from the trade date to any coupon observation date or from coupon observation date to coupon observation date.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier

If the notes are not automatically called, the cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underlier. As a result, you could lose a substantial portion or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underlier. This could be the case even if the other underlier increased by an amount greater than the decrease in the lesser performing underlier.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the levels of the underliers;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers;
•	the dividend rates of the underlier stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier or underliers;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if the final underlier level of the lesser performing underlier is less than its buffer level, you will incur a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underliers or Any Underlier Stocks

The return on your notes will not reflect the return you would realize if you actually owned the underliers and received the distributions paid on the underlier stocks. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the underliers. See “- You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock” below for additional information.”

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock

Investing in your notes will not make you a holder of any shares of the underliers or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underliers or the underlier stocks or any other rights of a holder of any shares of the underliers or the underlier stocks. Your notes will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of any shares of the underliers or any underlier stocks.

Additional Risks Related to iShares® China Large-Cap ETF

The ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the ETF held 50 stocks as of February 23, 2021, over 37.36% of the ETF was invested in just five stocks as of that date – Alibaba Group Holding Limited, Meituan, Tencent Holdings Limited, JD.com, Inc., and China Construction Bank-H. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the ETF even if none of the other stocks held by the ETF are affected by such events. Because of the weighting of the holdings of the ETF, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an ETF that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such ETF.

The Policies of the iShares® China Large-Cap ETF’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of its Underlying Index, FTSE Russell, Could Affect the Amount Payable on Your Notes and Their Market Value

The iShares® China Large-Cap ETF’s investment advisor, BlackRock Fund Advisors (“BFA” or the “ETF investment advisor”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the iShares® China Large-Cap ETF investment advisor concerning the calculation of the net asset value of the iShares® China Large-Cap ETF , additions, deletions or substitutions of securities in the iShares® China Large-Cap ETF and the manner in which changes affecting its underlying index are reflected in the iShares® China Large-Cap ETF that could affect the market price of the shares of the iShares® China Large-Cap ETF, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the iShares® China Large-Cap ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the iShares® China Large-Cap ETF, or if the iShares® China Large-Cap ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the iShares® China Large-Cap ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the iShares® China Large-Cap ETF on a coupon observation date or the determination date — and thus the amount payable on a coupon payment date or the stated maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level of the iShares® China Large-Cap ETF on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of an underlier” on page PS-7 of this pricing supplement.

In addition, FTSE Russell, the underlier sponsor of the underlying index, owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market price of shares of the iShares® China Large-Cap ETF and, therefore, the amount payable on your notes and their market value.

There is No Assurance That an Active Trading Market Will Continue for the iShares® China Large-Cap ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® China Large-Cap ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the iShares® China Large-Cap ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® China Large-Cap ETF or that there will be liquidity in the trading market.

In addition, the iShares® China Large-Cap ETF is subject to management risk, which is the risk that the iShares® China Large-Cap ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the iShares® China Large-Cap ETF investment advisor may select up to 10% of the iShares® China Large-Cap ETF’s assets to be invested in shares of equity securities that are not included in the underlying index.  In addition, the iShares® China Large-Cap ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of an iShares® China

Large-Cap ETF’s total assets, which could subject the iShares® China Large-Cap ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all. The iShares® China Large-Cap ETF is also not actively managed and may be affected by a general decline in market segments relating to the underlying index.  The iShares® China Large-Cap ETF investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The iShares® China Large-Cap ETF investment advisor does not attempt to take defensive positions in declining markets.

In addition, the iShares® China Large-Cap ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, the iShares® China Large-Cap ETF is subject to listing standards adopted by NYSE Arca. There can be no assurance that the iShares® China Large-Cap ETF will continue to meet the applicable listing requirements, or that the iShares® China Large-Cap ETF will not be delisted.

The iShares® China Large-Cap ETF and its Underlying Index are Different and the Performance of the iShares® China Large-Cap ETF May Not Correlate With the Performance of its Underlying Index

The iShares® China Large-Cap ETF uses a representative sampling strategy (more fully described under “The Underliers”) to attempt to track the performance of its underlying index. The iShares® China Large-Cap ETF may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of the iShares® China Large-Cap ETF is generally linked to the performance of its underlying index, the performance of the iShares® China Large-Cap ETF is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the iShares® China Large-Cap ETF investment advisor.

Imperfect correlation between the iShares® China Large-Cap ETF’sportfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of the iShares® China Large-Cap ETF ‘s performance from that of its underlying index.

In addition, the performance of the iShares China Large-Cap ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the iShares® China Large-Cap ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the iShares® China Large-Cap ETF and its underlying index. Finally, because the shares of the ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the iShares® China Large-Cap ETF may differ from the net asset value per share of the iShares® China Large-Cap ETF.

For all of the foregoing reasons, the performance of the iShares® China Large-Cap ETF may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in its underlying index or in its underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of its underlying index.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked, in part, to the iShares® China Large-Cap ETF, which holds stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the iShares® China Large-Cap ETF is not traded, the value of the securities underlying the iShares® China Large-Cap ETF may change on days when the shareholders will not be able to purchase or sell shares of the iShares® China Large-Cap ETF. The iShares® China Large-Cap ETF invests in securities in the equity market of China, which is an emerging market country. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the iShares® China Large-Cap ETF investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the iShares® China Large-Cap ETF.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Return on the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlier with underlier stocks from one or more securities markets depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, in response to recent executive orders, an underlier sponsor may remove underlier stocks from its underlier that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in such an underlier, such removal could have a material and negative effect on the level of such underlier and, therefore, your return on the notes

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The iShares® China Large-Cap ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the iShares® China Large-Cap ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the iShares China Large-Cap ETF may not increase even if the non-dollar value of the asset held by the iShares® China Large-Cap ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

● existing and expected rates of inflation;

● existing and expected interest rate levels;

● the balance of payments among countries;

● the extent of government surpluses or deficits in the relevant foreign country and the United States; and

● other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and level of the iShares® China Large-Cap ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

Additional Risks Related to VanEck Vectors® Gold Miners ETF

The Policies of the VanEck Vectors® Gold Miners ETF’s Investment Advisor, Van Eck Associates Corporation, and the Sponsor of its Underlying Index, ICE Data Indices, LLC, Could Affect the Amount Payable on Your Notes and Their Market Value

The VanEck Vectors® Gold Miners ETF’s investment advisor, Van Eck Associates Corporation (“Van Eck”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of Van Eck concerning the calculation of the net asset value of the VanEck Vectors® Gold Miners ETF, additions, deletions or substitutions of securities in the VanEck Vectors® Gold Miners ETF and the manner in which changes affecting the underlying index are reflected in the VanEck Vectors® Gold Miners ETF that could affect the market price of the shares of the VanEck Vectors® Gold Miners ETF, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if Van Eck changes these policies, for example, by changing the manner in which it calculates the net asset value of the VanEck Vectors® Gold Miners ETF, or if Van Eck discontinues or suspends calculation or publication of the net asset value of the VanEck Vectors® Gold Miners ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the VanEck Vectors® Gold Miners ETF — and thus the amount payable on the notes — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level of the VanEck Vectors® Gold Miners ETF on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of an underlier” on page PS-5 of this pricing supplement.

In addition, ICE Data Indices, LLC, the underlier sponsor of the underlying index, owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market price of shares of the VanEck Vectors® Gold Miners ETF and, therefore, the amount payable on your notes and their market value.

There is No Assurance That an Active Trading Market Will Continue for the VanEck Vectors® Gold Miners ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Industrial VanEck Vectors® Gold Miners ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the VanEck Vectors® Gold Miners ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The VanEck Vectors® Gold Miners ETF is also not actively managed and may be affected by a general decline in market segments relating to the underlying index.  Van Eck invests in securities included in, or representative of, the underlying index regardless of their investment merits.  Van Eck does not attempt to take defensive positions in declining markets. In addition, the underlier’s investment advisor may be permitted to engage in securities lending with respect to a portion of the underlier’s total assets, which could subject the underlier to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the VanEck Vectors® Gold Miners ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, the VanEck Vectors® Gold Miners ETF is subject to listing standards adopted by NYSE Arca. There can be no assurance that the VanEck Vectors® Gold Miners ETF will continue to meet the applicable listing requirements, or that the VanEck Vectors® Gold Miners ETF will not be delisted.

The VanEck Vectors® Gold Miners ETF is Concentrated in Gold and Silver Mining Companies and Does Not Provide Diversified Exposure

The VanEck Vectors® Gold Miners ETF’s stocks are not diversified and are concentrated in gold and silver mining companies, which means the VanEck Vectors® Gold Miners ETF is more likely to be more adversely affected by any negative performance of gold and silver mining companies than an underlier that includes more diversified stocks across a number of sectors. Investments related to gold and silver are considered speculative and are affected by a variety of factors. Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold and silver may fluctuate substantially over short periods of time so the underlier’s share price may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand). Additionally, increased environmental or labor costs may depress the value of metal investments.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked, in part, to VanEck Vectors® Gold Miners ETF, which holds, in part, stocks from one or more foreign securities markets, including stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the VanEck Vectors® Gold Miners ETF is not traded, the value of the securities underlying the VanEck Vectors® Gold Miners ETF may change on days when shareholders will not be able to purchase or sell shares of the VanEck Vectors® Gold Miners ETF. This could result in premiums or discounts to the underlier’s net asset value that may be greater than those experienced by an underlier that does not hold foreign assets.

The countries whose markets are represented by the VanEck Vectors® Gold Miners ETF include emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for Van Eck to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the VanEck Vectors® Gold Miners ETF.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Return on the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlier with underlier stocks from one or more securities markets depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, in response to recent executive orders, an underlier sponsor may remove underlier stocks from its underlier that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in such an underlier, such removal could have a material and negative effect on the level of such underlier and, therefore, your return on the notes.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The VanEck Vectors® Gold Miners ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the VanEck Vectors® Gold Miners ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the underlier may not increase even if the non-dollar value of the asset held by the underlier increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

●	existing and expected rates of inflation;
●	existing and expected interest rate levels;
●	the balance of payments among countries;
●	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
●	other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and level of the VanEck Vectors® Gold Miners ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

The VanEck Vectors® Gold Miners ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the VanEck Vectors® Gold Miners ETF held 51 stocks as of February 23, 2021, approximately 22.49% of the ETF was invested in just two stocks – Newmont Goldcorp Corporation and Barrick Gold Corporation — and approximately 58.11% of the VanEck Vectors® Gold Miners ETF was invested in just ten stocks. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the underlier even if none of the other stocks held by the underlier are affected by such events. Because of the weighting of the holdings of the VanEck Vectors® Gold Miners ETF, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an exchange-traded fund that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such fund.

Risk Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIERS

iShares China Large-Cap ETF

The shares of the iShares® China Large-Cap ETF (the “ETF”) are issued by iShares, Inc. (the “company”). The company was organized as a Maryland corporation on September 1, 1994 and is authorized to have multiple series or portfolios, of which the ETF is one.

•

The ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the USD net total return version of the FTSE China 50 Index (the “underlying index”) (ticker TXIN0UNU).

•	Investment Advisor: BlackRock Fund Advisors (“BFA”).
•	The ETF’s shares trade on the NYSE Arca under the ticker symbol “FXI”.
•	The company’s SEC CIK Number is 0001100663.
•	The ETF’s inception date was October 5, 2004.
•	The ETF’s shares are issued or redeemed only in creation units of 150,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification. The ETF investment advisor is paid a management fee from the ETF based on the ETF’s average daily net assets of the ETF as follows: 0.74% per annum of net assets less than or equal to U.S. $6.0 billion, plus 0.67% per annum of net assets on amounts in excess of U.S. $6.0 billion up to and including U.S. $9.0 billion, plus 0.60% per annum of net assets on amounts in excess of U.S. $9.0 billion up to and including U.S. $12.0 billion, plus 0.54% per annum of net assets on amounts in excess of U.S. $12.0 billion. As of December 31, 2020, the expense ratio of the ETF was 0.74% per annum.

The investment advisory agreement of the ETF provides that BFA will pay all operating expenses of the ETF, except management fees, interest expenses, taxes, brokerage expenses, future distribution fees or expenses, and extraordinary expenses. The ETF may also pay “Acquired Fund Fees and Expenses”.  Acquired Fund Fees and Expenses reflect the ETF’s pro rata share of the fees and expenses incurred by investing in other investment companies.

For additional information regarding the company or BFA, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the period ended July 31, 2020) and other information the company files with the SEC. In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website at ishares.com/us/products/239536/ishares-china-largecap-etf. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective

The ETF seeks to track the investment results, before fees and expenses, of the underlying index. The ETF’s investment objective may be changed without shareholder approval.

The following tables display the top holdings and weightings by industry sector of the ETF. (Sector designations are determined by the ETF sponsor using criteria it has selected or developed. ETF advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs.) We obtained the information in the tables below from the ETF website without independent verification.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.

iShares® China Large-Cap ETF Top Ten Holdings as of February 23, 2021

ETF Stock Issuer	Percentage (%)
ALIBABA GROUP HOLDING LTD	8.66%
MEITUAN	8.58%
TENCENT HOLDINGS LTD	8.53%
JD.COM CLASS A INC	6.20%
CHINA CONSTRUCTION BANK CORP H	5.39%
PING AN INSURANCE GROUP	4.77%
INDUSTRIAL AND COMMERCIAL BANK OF CHINA	4.27%
XIAOMI CORP	3.95%
NETEASE INC	3.64%
CHINA MERCHANTS BANK LTD.	3.54%
Total	57.53%

iShares® China Large-Cap ETF Weighting by Sector as of February 23, 2021*ǂ

Sector	Percentage (%)
Consumer Discretionary	31.93%
Financials	29.79%
Communication	13.87%
Health Care	6.48%
Real Estate	5.82%
Information Technology	3.95%
Energy	3.22%
Consumer Staples	2.39%
Materials	1.95%
Industrials	0.47%
Cash and/or Derivatives	0.12%
Total	99.99%

* Percentages may not sum to 100% due to rounding.

Holdings With Weights Equal to or in Excess of 5.5% of the iShares® China Large-Cap ETF as of February 23, 2021

Alibaba Group Holding Limited and JD.com, Inc. are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with stocks registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the index stock issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov.

Information regarding Meituan and Tencent Holdings Limited can be found on its company website. There is generally less publicly available information about such companies than about companies that are subject to the reporting requirements of the SEC. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The graphs below show the daily historical closing prices of Alibaba Group Holding Limited, JD.com, Inc., Meituan and Tencent Holdings Limited and from January 1, 2016 through February 23, 2021. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification. We have taken the descriptions of the index stock issuers set forth below from publicly available information without independent verification.

According to publicly available information, Alibaba Group Holding Limited is an online and mobile commerce company. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36614.

Historical Performance of Alibaba Group Holding Limited

Closing Level
350
300
250
200
150
100
50
0
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021

According to its publicly available documents, Meituan is an online platform for food, transportation, travel, shopping and entertainment. Information regarding Meituan can be found on the company’s website at about.meituan.com/en.

Historical Performance of Meituan

Closing Level
500
400
300
200
100
0
Sep-2018
Sep-2019
Sep-2020

According to its publicly available documents, Tencent Holdings Limited is an investment holding company engaged in providing value-added services and online advertising services. Information regarding Tencent Holdings Limited can be found on the company’s website at tencent.com/en-us/investor.html.

Historical Performance of Tencent Holdings Limited

Closing Level
800
700
600
500
400
300
200
100
0
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021

According to publicly available information, JD.com, Inc. is an online retail company. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36450.

Historical Performance of JD.com, Inc.

120
100
80
60
40
20
0
Closing Level
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021

Representative Sampling

BFA uses a representative sampling strategy to attempt to track the performance of the underlying index. For the ETF, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the underlying index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the underlying index.

The ETF generally invests at least 90% of its assets in the securities of the underlying index and in depositary receipts representing securities of the underlying index. The ETF may invest the remainder of its assets in securities not included in the underlying index, but which BFA believes will help the ETF track the underlying index. The ETF may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA. Also, the ETF may lend securities representing up to one-third of the value of the ETF’s total assets (including the value of the collateral received).

Tracking Error

The performance of the ETF and the underlying index may vary due to a variety of factors, including differences between the ETF’s assets and the underlying index, pricing differences (including differences between a security’s price at the local market close and the ETF’s valuation of a security at the time of calculation of the ETF’s net asset value per share), transaction costs incurred by the ETF, the ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, the requirements to maintain pass-through tax treatment, portfolio transactions carried out to minimize the distribution of capital gains to shareholders, acceptance of custom baskets, changes to the underlying index or the costs to the ETF of complying with various new or existing regulatory requirements.  Tracking error may also result because the ETF incurs fees and expenses, while the underlying index does not. BFA expects that, over time, the ETF’s performance difference will not exceed 5%. The ETF’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the ETF used an indexing strategy in which an exchange traded fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

As of December 31, 2020, iShares® reported the following average annual returns on the market price of the ETF’s shares and the underlying index. The market price of the ETF’s shares takes into account distributions on the shares. Beginning August 10, 2020, the market price returns are calculated using the closing price. Prior to August 10, 2020, the returns accounted for changes in the mid-point of the bid and ask prices at 4:00 p.m. ETF shares: 1 year, -8.95%; 3 years, 2.78%; 5 years, 8.35%; 10 years, 3.38%; since inception, 8.37%; underlying index: 1 year, 11.15%; 3 years, 3.93%; 5 years, 9.31%; 10 years, 4.27%; since ETF inception, 9.16%.

Underlying index performance beginning on February 10, 2012 reflects net returns where dividends are reinvested into the underlying index net of certain withholding taxes. Performance before this date reflects dividends being reinvested at gross.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the underlying index is concentrated in that industry or group of industries.

FTSE China 50 Index

The FTSE China 50 Index, which we also refer to in this description as the “underlying index”:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on April 19, 2001 with a base value of 5,000 as of March 16, 2001; and
•	is calculated, published and disseminated by FTSE Russell (“FTSE” or the “underlying index sponsor”).

The FTSE China 50 Index is comprised of 50 of the largest and most liquid Chinese stocks (“H” shares, “Red Chips” and “P Chips”, as described below) that trade on the Hong Kong Stock Exchange and is designed to represent the performance of the Chinese companies that are listed on the Hong Kong Stock Exchange. The FTSE China 50

Index is a free-float market capitalization weighted index and is part of the FTSE Global Equity Index Series. Additional information on the underlying index is available from the following website: ftse.com. We are not incorporating by reference the website or any materials it includes in this pricing supplement.

The ETF tracks the performance of the USD net total return version of the FTSE China 50 Index, which reinvests dividend income into the underlying index as of the ex-dividend date, net of certain withholding taxes. Notwithstanding that the ETF tracks the performance of the net total return version of the underlying index, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.

Index Composition

Composition

As of February 23, 2021, the top ten constituents of the underlying index, by weight, were as follows: Alibaba Group Holding Limited (8.81%), Tencent Holdings Ltd (8.60%), Meituan (8.29%), JD.com, Inc. (6.18%), China Construction Bank-H (5.48%), Ping An Insurance Group Co (4.89%), Industrial and Commercial Bank of China-H (4.35%), Xiaomi Corp. (3.92%), Netease Inc. (3.69%) and China Merchants Bank-H (3.47%).

As of January 29, 2021, the companies included in the underlying index were divided by the underlying index sponsor into the ICB Supersectors. The ICB Supersectors include (with the approximate percentage currently included in such industry sectors indicated in parentheses): Banks (17.89%), Insurance (8.31%), Oil & Gas (2.13%), Technology (16.01%), Real Estate (5.79%), Industrial Goods & Services (0.44%), Construction & Materials (0.81%), Automobiles & Parts (6.12%), Financial Services (1.80%), Basic Resources (1.46%), Personal & Household Goods (7.26%), Retail (23.63%), Travel & Leisure (0.89%), Health Care (5.85%) and Food & Beverage (1.60%). Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlying index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices may reflect differences in sector designation methodology as well as actual differences in the sector composition of the indices. FTSE indexes will migrate to the new ICB classification system in March 2021.

Index Selection Criteria

Eligible Securities

Only “H” shares, “Red Chips” and “P Chips” that are listed on the Hong Kong Stock Exchange are eligible for inclusion in the underlying index.  .

“H” shares are securities of companies incorporated in the People’s Republic of China (“PRC”) and traded on the Hong Kong Stock Exchange. They are quoted and traded in Hong Kong dollars. Like other securities trading on the Hong Kong Stock Exchange, there are no restrictions on who can trade “H” shares.

A “Red Chip” is a company incorporated outside the PRC that trades on the Hong Kong Stock Exchange and is a company that is substantially owned, directly or indirectly, by mainland China state entities with the majority of its revenue or assets derived from mainland China.

To be assessed as a Red Chip, a non-constituent must satisfy the following criteria at the time of underlying index entry:

•	The company is incorporated outside the PRC;
•	The company is listed on the Hong Kong Stock Exchange;
•	Over 55 percent of the revenue or assets of the company is derived from the PRC; and
•	The actual controller of the company (if available) is a Chinese state entity; or
•

The company is controlled by Chinese state entities (i.e., the government, provinces or municipalities) through strategic holdings which, in aggregate, total more than 30 percent of its voting rights (when there is no actual controller reported).

An existing Red Chip constituent which fails one or more of the following criteria will cease to be classified as a Red Chip at the time of the next underlying index review:

•	The company is no longer incorporated outside the PRC;
•	The company is no longer listed on the Hong Kong Stock Exchange;
•	The percentages of revenue and assets derived from the PRC have both fallen below 45 percent;

•	The actual controller of the company (if available) is not a Chinese state entity; or
•	The aggregate holding of Chinese state entities has fallen below 25 percent of its voting rights (when no actual controller is reported).

A “P Chip” is a company controlled by mainland China companies or individuals, with the establishment and origin of the company in mainland China. It must be incorporated outside the PRC and traded on the Hong Kong Stock Exchange with a majority of its revenue or assets derived from mainland China.

To be assessed as a P Chip, a non-constituent must satisfy the following criteria at the time of underlying index entry:

•	The company is incorporated outside the PRC;
•	The company is listed on the Hong Kong Stock Exchange;
•	Over 55 percent of the revenue or assets of the company is derived from the PRC: and
•	The company is controlled by mainland Chinese companies or individuals and its establishment and origin are in mainland China.

An existing P Chip constituent which fails one or more of the following criteria will cease to be classified as a P Chip at the time of the next underlying index review:

•	The company is no longer incorporated outside the PRC;
•	The company is no longer listed on the Hong Kong Stock Exchange;
•	The percentages of revenue and assets derived from the PRC have both fallen below 45 percent; or
•	The company is acquired/a controlling stake is held by a non-mainland Chinese company or individual.

A newly eligible P Chip whose associated N Share is already a constituent of the FTSE All-World Index will be eligible for inclusion in the FTSE China 50 index at the next quarterly review after a minimum 3-month trading period.

In cases where the data could support an assignment as either a Red Chip or a P Chip, the company will be classified as a Red Chip.

In addition, in order to be eligible for inclusion in the underlying index, a stock must be a current constituent of the FTSE All-World Index and must also pass a free float screen, liquidity screen and a trading screen. The entire quoted equity capital of a constituent company is included in the calculation of its market capitalization, subject to the free float restrictions described below.  For more information about the FTSE All-World Index, please see “FTSE All-World Index” below.

Free Float Screen

The free float is the percentage of shares of a company that are available for purchase by an investor. The free float factor adjustment which the underlying index sponsor makes is to reflect situations where a party owns a proportion of stock and that proportion is unlikely to be for sale.  By employing this approach, the underlying index sponsor uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the underlying index. Investable market capitalization depends on free float, taking into account the exclusions listed below. The underlying index uses actual free float (rounded to 12 decimal places).

The following are excluded from free float:

•	Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments).
•	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.
•	Shares held within employee share plans.
•	Shares held by public companies or by non-listed subsidiaries of public companies.
•	All shares where the holder is subject to a lock-in clause (for the duration of that clause).
•	All shares where the holder has a stated incentive to retain the shares (e.g. bonus shares paid if holding is retained for a set period of time).
•

Shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons, or has successfully placed a current member to the board of directors of a company.

•	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
•	Shares that are non-negotiable which are held by companies that have not converted these shares following the A Share reform.
•	Non-tradable A Shares subject to a lock-in (until the lock-in expires and the shares are freely tradable on the exchange).
•	Shares held by sovereign wealth funds where the holding is 10% or greater. The shares will remain restricted until the holding falls below 10%.
•

Shares held by founders, promoters, former directors, venture capital and private equity firms, private companies and individuals (including employees), and shares held by several holders acting in concert, where the holding is 10% or greater. The shares will remain restricted until the holding falls below 10%.

•

Shares held by a single portfolio holding (such as a pension fund, insurance fund or investment company) where the holding is 30% or greater. The shares will remain restricted until the holding falls below 30%.

Companies with a free float of 5% or below are not eligible for inclusion in the underlying index.

Foreign ownership limits, if any, will be applied after calculating the actual free float restriction. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.

Liquidity Screen

Securities must have sufficient liquidity to be included in the underlying index, determined as described below.

•	Price: There must be an accurate and reliable price for the purposes of determining the market value of a company.
•

Liquidity: Each security will be tested for liquidity on a semi-annual basis in March and September by calculation of its monthly median of daily trading volume as part of the FTSE All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test. For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test. The liquidity screen will be applied on a pro-rata basis where the testing period is less than 12 months.

A non-constituent which does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings), based on its median daily trading volume per month, in ten of the twelve months prior to a full market review will not be eligible for inclusion in the underlying index.

An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings), based on its median daily trading volume per month, for at least eight of the twelve months prior to a full market review will be removed from the underlying index.

New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turn over at least 0.05% of their free float adjusted shares, based on their median daily trading volume each month, on a pro-rata basis since listing. This rule will not apply to new issues added under the fast entry rule (described below).

At the sole discretion of the underlying index sponsor, the above percentage figures may be adjusted by up to 0.01% at the March and September reviews so that the underlying index better reflects the liquid investable market. This discretion may only be exercised across the whole market and may not be applied to individual securities.

At the March and September reviews of the FTSE All-World Index, newly listed companies will have their liquidity assessed on a pro-rata basis.

New issues which do not qualify as early entrants will become eligible for inclusion at the March and September reviews of the FTSE All-World Index providing they have, since the commencement of official non-conditional trading, a minimum trading record of at least three months prior to the date of the review and sufficient turnover.

Trading Screen

Existing and non-constituent securities which have not traded on 60 or more trading days during the past year (up to and including the review cut-off date) will not be eligible for underlying index inclusion. Regular/ad-hoc market holidays and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. If a security does not have a full year of trading, the 60-day period will be pro-rated according to the number of available trading days passed since its listing.

•	All standard trading days will be incorporated within the calculation (Fridays and Sundays as appropriate).
•	Ad-hoc non-standard trading days will not be incorporated within the calculation (e.g., ad-hoc Saturday trading will not be considered).
•

Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation.

•

A security which has been removed from the underlying index as a result of this screen will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of underlying index eligibility it will be treated as a new issue.

Index Calculation

The underlying index is a free-float market capitalization weighted index. This means that the price movement of a larger company (that is, one representing a larger percentage of the underlying index) will have a greater effect on the price of the underlying index than will the price movement of a smaller company (that is, one representing a smaller percentage of the underlying index).

The value of the underlying index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each constituent stock times (ii) the number of shares issued for each such constituent times (iii) a free float factor for each such component times (iv) a capping factor to be applied to a security to correctly weight that security in the underlying index (described more fully below), and (b) the denominator of which is a divisor that represents the total market capitalization of the constituent stocks of the underlying index on the base date. To ensure continuity, the divisor is adjusted when a capital change takes place. The price of each component stock and the total market capitalization as of the base date are converted into U.S. dollar equivalents using the relevant exchange rates as of the applicable dates. In calculating the net total return index, dividends are reinvested across the underlying index on the ex-dividend date, net of withholding taxes. The underlying index uses actual trade prices for securities with local stock exchange quotations.

Periodic Review of Constituents

Index Reviews

The underlying index is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Any constituent changes will be implemented after the close of business on the third Friday of March, June, September and December.

At the quarterly underlying index review, the underlying index constituents are capped using prices adjusted for corporate actions as of the close of business on the second Friday in March, June, September and December. The capping is implemented after the close of business on the third Friday in March, June, September and December based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month.

Quarterly changes are published after the close of business on the Wednesday before the first Friday of March, June, September and December to give users of the underlying index sufficient notification of the changes before their implementation.

Rules for Insertion and Deletion at the Quarterly Underlying Index Review

The rules for inserting and deleting companies at the quarterly underlying index review are designed to provide stability in the selection of constituents of the underlying index while ensuring that the underlying index continues to be representative of the market by including or excluding those companies which have risen or fallen significantly. At review, all constituents of the underlying index must be existing or pending constituents to the FTSE All-World Index. In determining the full market capitalization of a company, all share classes are included, while only the eligible share classes (i.e., H shares, Red Chips and P Chips) are included in the underlying index weighting.

A company will be included in the underlying index at the quarterly review if it rises to 40th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings).

A company in the underlying index will be deleted at the quarterly review if it falls to 61st position or below when the eligible companies are ranked by full market capitalization (before the application of any investability weightings).

A constant number of constituents will be maintained for the underlying index. Where a greater number of companies qualify to be inserted in the underlying index than those qualifying to be deleted, the lowest ranking constituents presently included in the underlying index will be deleted to ensure that an equal number of companies are inserted and deleted at the quarterly review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the underlying index will be inserted to match the number of companies being deleted at the quarterly review.

Capping Process

Capping is applied to the constituents of the underlying index at each quarterly review or at the time of a fast entry to ensure that no individual company in the underlying index has a weight greater than 9% of the underlying index and that all companies that have a weight greater than 4.5% are altogether no more than 38% of the underlying index. Following capping, the weight of each constituent in the underlying index moves freely in line with price movements.

Step 1: Any company whose underlying index weight is greater than 9% is capped at 9%. The weights of the remaining index constituent companies are increased as a consequence of reducing the weights of the companies capped at 9%. The weights of uncapped constituent companies are then checked and if they exceed 9% they are also capped at 9%. This process is repeated until no company weight exceeds 9%. If the weights after the 9% capping satisfies the capping target, they then become the final weights of the underlying index. Otherwise, the capping proceeds to the next step and the weights that are capped at 9% are discarded.

Step 2: The companies in the underlying index are each capped at 4.5% based on their uncapped weights. This is used as an intermediate portfolio for the following steps.

Step 3: (a) The top five companies based on their uncapped weights are grouped and then increased from the capped weights in Step 2 (4.5%) by proportionately allocating 15.5% (i.e., 38% less the combined weight of the top five companies if each were capped at 4.5%) of the underlying index weight among the top five companies based on:

(1)

if all the top five companies have an uncapped weight in excess of 4.5%, the ratio of (i) the absolute value of the difference of such top five company’s uncapped weight and 4.5%, to (ii) the sum total, across all top five companies, of the absolute values of the differences between each top five company’s uncapped weight and 4.5%; or

(2)	if the lowest weighted top five company (such company, the “low-weight company”) has an uncapped weight of 4.5% or less, for each top five company (such company, a “relevant company”), the ratio of
a.

(i) the absolute value of the difference between the uncapped weight and weight from Step 2 for the low-weight company, plus (ii) the uncapped weight for the relevant company, minus (iii) the weight of the relevant company resulting from Step 2, to

b.	the total sum, across all relevant companies (including the low-weight company), of the values in 2.a. of this Step 3

If, after these adjustments are made, all five companies are weighted at 9% or less, then the capping process proceeds to Step 4.

(b) Otherwise, if a top five company weight is greater than or equal to 9% after Step 3(a), it is capped at 9%, and the remaining companies (from among the original top five companies) with a weight less than 9% are increased from the adjusted weight in Step 3(a) by proportionately allocating what remains of the 38% combined weight limit (after deducting the combined weights of any top five companies capped at 9% and any non-capped companies based on their weights following Step 3(a)) among the non-capped companies based on the proportions outlined in Step 3(a)(1) (if the low-weight company has an uncapped weight exceeding 4.5%) or 3(a)(2) (if the low-weight company has an uncapped weight of 4.5% or less), in each case taking only the non-capped companies into account.

Following such allocation, and only if the low-weight company has an uncapped weight of 4.5% or less, any remaining unallocated portion of the 38% weight limit is allocated among the top five companies with a weight of less than 9% in proportion to their relative weights.

In extreme market conditions where the top four companies in the group have a combined weight of greater than 33.5%, all five companies in the group will be assigned an equal weight of 7.6%.

Step 4: The final step of capping distributes the remaining 62% underlying index weight proportionately among the 45 companies outside the top five based on the normalized difference between the capped weight (4.5%) and uncapped weight, as well as an adjustment scalar.

Step 5: The capping factor is calculated for all 50 companies as the ratio of each company’s final capped weight divided by its original uncapped weight determined using free float adjusted market capitalization.

Reserve Lists

After each quarterly review, the five highest ranking non-constituents of the underlying index are added to a “reserve list” in the event that one or more constituents are deleted from the underlying index during the period up to the next quarterly review of the underlying index. Where a company is removed from the underlying index after quarterly review changes to the underlying index have been announced but before the changes have been implemented, the highest ranking company by full market capitalization from the new reserve list (excluding current index constituents) will replace the deleted company.

Changes to Constituent Weightings

The underlying index is periodically reviewed for changes in free float at each quarterly review in March, June, September and December. Implementation of any changes occur at the close of trading on the third Friday in March, June, September and December. A constituent’s free float will also be reviewed and adjusted if necessary (i) by identifying information which necessitates a change in free float weighting, (ii) following a corporate event, or (iii) expiry of a lock-in clause. If a corporate event includes a corporate action which affects the underlying index, any change in free float will be implemented at the same time as the corporate action.

Corporate Actions and Events

A “corporate event” is a reaction to company news or event that may impact the underlying index depending on the underlying index rules. A “corporate action” is an action on shareholders with a prescribed ex-date.  The share price is subject to an adjustment on the ex-date.  These include the following:

•	Capital repayments;
•	Rights issues/entitlement offers;
•	Stock conversion;
•	Splits (sub-division)/reverse splits (consolidation); and
•	Scrip issues (capitalization or bonus issue).

Removal and Replacement

If a constituent is delisted, or ceases to have a firm quotation, or is subject to a takeover offer which has been declared wholly unconditional or has ceased to be a viable constituent as defined above, it will be removed from the list of constituents and replaced by the highest ranking company by full market capitalization eligible on the reserve list as at the close of the underlying index calculation two days prior to the deletion. The removal and replacement are effected simultaneously with a minimum two days’ notice period.

Mergers, Restructuring and Complex Takeovers

If the effect of a merger or takeover is that one constituent is absorbed by another constituent in the underlying index, the resulting company will remain a constituent of the underlying index and a vacancy will be created. This vacancy will be filled by selecting the highest ranking security by full market capitalization from the reserve list as at the close of the underlying index calculation two days prior to the deletion.

If a constituent company is taken over by a non-constituent company, the original constituent will be removed and replaced by the highest ranking non-constituent by full market capitalization on the reserve list. Any eligible company resulting from the takeover will be eligible to become the replacement company if it is ranked higher than any company on the reserve list as at the close of the underlying index calculation two days prior to completion of the acquisition, based on the combined full market value of the company after the merger.

If a constituent company is split so as to form two or more companies, then the resulting companies will be eligible for inclusion as underlying index constituents based on their respective full market capitalization(s) before the application of any investability weighting, provided that they qualify in all other respects. If an underlying index constituent splits into two or more companies, one or more of these companies may remain in the underlying index. Where one or more of the new companies are eligible to remain in the underlying index, the smallest underlying index constituent(s) will be deleted. The full market capitalizations at close on the first day of trading of the spun-off company will be used to determine continued inclusion in the FTSE China 50 Index. Any changes will then be applied at market close giving two days’ notice. Consequently, the FTSE China 50 Index may have more than 50 companies for three days (or more if the spun-off company does not trade on the effective date).

New Issues

Where an eligible non-constituent of the underlying index undertakes an initial public offering (IPO) of a new equity security, that security will be eligible for fast entry inclusion into the underlying index if it is a fast entry into the FTSE All-World Index and has a full market capitalization ranked in the 20th position or higher. The full market capitalization will be based on the closing price on the first day of trading and the security’s inclusion will be implemented after the close of business on the fifth day of trading. Only those shares being offered for sale in the IPO will be included within the index weighting at the time of fast entry inclusion (subject to not being categorized as restricted shares). Where a fast entrant is added to the underlying index, the lowest ranking constituent by full market capitalization of the underlying index will be removed using the closing prices on the first day of trading and implemented after the close of business on the fifth day of trading.

If the fifth day of trading is in close proximity to an underlying index review, the underlying index sponsor may use its discretion to include a fast entrant at the underlying index review date following advance notice.

Following the announcement of a fast entry constituent, the underlying index is capped using prices adjusted for corporate events as at the close of business on the third day of official trading based on the constituents, shares in issue and free float on the next trading day following the fifth day of official trading.

Newly issued securities which do not qualify for fast entry (but which meet the criteria for eligible securities) will be eligible for inclusion at the next quarterly review, if large enough to become a constituent of the underlying index at that time. The security may also qualify for inclusion to the reserve list.

Variable and best effort IPOs will not be considered for fast entry inclusion.  Direct listing IPOs will be eligible for consideration for fast entry inclusion if there is advance confirmation of the number of shares that will be made available at the time of listing.  If there is no advance public disclosure, the company will not be considered as a potential fast entry addition.

Variable and best effort IPOs and those direct listing IPOs (which do not qualify as a fast entrant) will be considered for inclusion at the next quarterly review if, by the review cut-off date, a public disclosure is available confirming either the actual number of shares sold during the offering or the post-IPO shareholder structure.  Underlying index inclusion remains subject to meeting all other eligibility criteria.  If the number of shares sold during the IPO, or the post-IPO shareholder structure, remains unknown on the review cut-off date, the evaluation of the company will be deferred to a subsequent quarterly review.

Suspended Companies

If a constituent is suspended, the underlying index sponsor will determine its treatment as follows:

•

If a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value and it will subsequently be removed from the underlying index with appropriate notice (typically two business days’ notice).

•	In all other cases, the constituent will continue to be included in the underlying index for a period of up to 20 business days at its last traded price.
•

If the constituent continues to be suspended at the end of that period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the underlying index for a further period of up to 20 business days or to remove it at zero value. In making this determination, the underlying index sponsor will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring and any stated intentions regarding a date for the resumption of trading.

•

If the suspension period reaches 60 business days, the constituent will be removed from the underlying index at zero value at the next underlying index review, subject to the 60th business day of suspension occurring on or before the Friday which falls four weeks prior to the underlying index review implementation date. Where the 60th business day of suspension occurs after such date the constituent will be reviewed for removal at the subsequent underlying index review.

•

In certain limited circumstances where the underlying index weight of the constituent is significant and the underlying index sponsor determines that a market-related value can be established for the suspended constituent, deletion may take place at the market-related value instead. In such circumstances, the underlying index sponsor will set out its rationale for the proposed treatment of the constituent at the end of the 60 business day period.

•

If, following the end of the 60 business day period, a suspended constituent resumes trading in advance of the underlying index review lock-down period (i.e., the two week period prior to the underlying index review effective date) in March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the underlying index. However, where the constituent resumes trading during the underlying index review lock-down period, the constituent will continue to be removed from the underlying index as previously announced. However, the deletion will instead be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero.

•

If a constituent has been removed from the underlying index and trading is subsequently restored, the constituent will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of underlying index eligibility it will be treated as a new issue.

Where the company is removed from the underlying index it will be replaced with the highest ranking company by full market capitalization on the reserve list eligible to be included in the underlying index as of the close of the underlying index calculation on the day preceding the inclusion of the replacement company. This change will be effected after the close of the underlying index calculation and prior to the start of the underlying index calculation on the following day.

FTSE All-World Index

The FTSE All-World Index is a market capitalization-weighted index and is designed to represent the performance of the large- and mid-cap stocks from 49 different countries: Australia, Austria, Belgium/Luxembourg, Brazil, Canada, Chile, China, Colombia, Czech Republic, Denmark, Egypt, Finland, France, Germany, Greece, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Kuwait, Malaysia, Mexico, Netherlands, New Zealand, Norway, Pakistan, Peru, Philippines, Poland, Portugal, Qatar, Russia, Saudi Arabia, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Arab Emirates, United Kingdom and the United States of America. The FTSE All-World Index covers approximately 90-95% of the investable market capitalization. As of March 29, 2019, China represented approximately 3.56% of the FTSE All-World Index based on weight and 273 securities from a total of 3,243 securities.

Eligible Countries

FTSE classifies countries included in its global indexes into one of three categories: Developed, Advanced Emerging and Secondary Emerging. FTSE maintains a set of criteria to assess market status and minimum standards for each category for countries to achieve in order to be eligible for that category. Eligible countries are sub-divided into Developed, Advanced Emerging and Secondary Emerging based largely on the following factors: (i) gross national income per capita (as published by the World Bank); (ii) 21 quality of markets criteria (which consist of 7 market and regulatory environment criteria, 5 custody and settlement criteria, 8 dealing landscape criteria and 1 derivatives market criterion) and (iii) country-size entry requirements. The minimum standards increase from Secondary Emerging to Advanced Emerging and from Advanced Emerging to Developed.  A country will be classified under the category with the highest standards which it meets.

FTSE conducts an annual review of all countries included in the FTSE All-World Index and those being considered for possible inclusion. Countries already in the FTSE All-World Index will be assessed against the minimum standards for each category and prior to any reclassification or removal from the FTSE All-World Index will be placed on a watchlist. Countries not in the FTSE All-World Index will be assessed against the minimum standards for each category and, if appropriate, will be added to the watchlist for possible future inclusion to one of the categories. In conducting the annual review, FTSE will consult the FTSE Russell Country Classification Advisory Committee. In March and September of each year, FTSE will publish a watchlist of countries being monitored for possible promotion or demotion. FTSE releases the results of its annual review in September of each year. FTSE will normally give at least six months’ notice before changing the classification of any country.

FTSE has announced that, following the September 2018 annual country classification review, it has reclassified the China A shares market to the Secondary Emerging category.  Further, as of June 2019, FTSE will begin including China A shares in the FTSE Global Equity Index Series, including the FTSE All-World Index.  FTSE intends to implement the inclusion over three separate tranches through March 2020.  After each tranche, FTSE will seek market feedback to evaluate the ability of the market to absorb the additional assets.  Stock inclusion will be calculated using 25% of investable market capitalization of the eligible large, mid and small cap designated securities from the FTSE China A Stock Connect All Cap Index (estimated to be around 1,250 stocks).  Upon completion of the first phase, China A shares are expected to constitute around 5.5% of the FTSE Emerging Index, representing initial net passive inflows of $10 billion of assets under management.  Within the FTSE Global All Cap Index, China A shares are projected to have a weight of around 0.57%.

A company will be allocated to a single country based on a number of measures, including country of incorporation, place of listing and location with greatest trading liquidity. If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country. In all other circumstances, FTSE will assess the appropriate nationality for the company based on a variety of factors.

Eligible Securities

FTSE conducts semi-annual reviews in each March and September to select eligible securities for inclusion in the FTSE All-World Index. The following are regarded as ineligible for inclusion in the FTSE All-World Index:

•

Companies whose business is that of holding equity and other investments (e.g. Investment Trusts) which are classified by the Industry Classification Benchmark as Subsector Equity Investment Instruments (New ICB Closed End Investments) and non-equity investment instruments which are classified by the Industry Classification Benchmark as Subsector Non-equity Investment Instruments (New ICB Open End and Miscellaneous Investment Vehicles).

•

Limited Liability Partnerships (LLP), Limited Partnerships (LP), Master Limited Partnerships (MLP), Limited Liability Companies (LLC) and Business Development Companies (BDC). Where a stapled unit comprises an eligible security and a non-eligible security (such as non-equity or an Investment Trust structure) the unit will not be eligible for inclusion.

Eligible securities are required to pass screens for minimum voting rights, investability weightings, liquidity and surveillance stock screens before being added to the FTSE All-World Index.

Minimum Voting Rights Screen

Companies assigned a developed market nationality are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders or they will be deemed ineligible for index inclusion. Shares referenced as “non-voting” or providing legally minimum rights only will be viewed as having no voting power as it relates to the minimum voting rights review. Emerging market securities are not subject to this requirement. Existing constituents with a developed market nationality which do not currently meet the above requirement have a 5 year grandfathering period to comply. If subsequently they continue to fail the minimum voting rights requirement they will be removed from FTSE All-World Index at the September 2022 review. The percentage of a company’s voting rights in public hands is calculated as the quotient of (i) the number of votes in the hands of shareholders that are unrestricted as determined by the application of FTSE Russell free float definitions divided by (ii) the total number of votes conferred by the shares outstanding of all the company’s voting securities including those that have not been admitted to trading on a regulated venue.

Investability Weightings Screen

Except where the investable market capitalization of the security exceeds 10 times the regional inclusion percentage level, securities with a free float of 5% or below are excluded from the FTSE All-World Index.

Foreign Ownership Restrictions

FTSE’s index methodology takes account of the restrictions placed on the equity holdings of foreign investors in a company where these have been imposed by a government, regulatory authority or the company's constitution. Where the presence of a foreign ownership restriction creates a limit on foreign ownership that is more restrictive than the calculated free float for a company, the precise foreign ownership limit (“FOL”) is used in place of the free float for the purposes of calculating the company’s investability weight. If the FOL is less restrictive or equal to the free float restriction, the free float restriction is applied. If a company changes its FOL, a reduction in the FOL will be implemented with the provision of T+2 advance notice from the date of discovery.  Increases in the FOL will be monitored up to the index review lock down date and the change will generally be implemented in the FTSE All-World Index at the subsequent quarterly review. In some jurisdictions, a company’s FOL applies to the company’s share classes in aggregate, and not to share classes individually. However, not all of the share classes of a restricted company might be eligible for index inclusion. In such cases, the aggregate (company level) FOL will be allocated pro-rata across those share classes that are eligible for index inclusion. In certain jurisdictions (for example Japan), despite the presence of a foreign ownership restriction the acquisition of shares above the stated FOL is still permitted but certain shareholder rights may be denied (such as voting rights or dividend distributions). In the event that the acquisition of shares above the FOL is permitted and the forfeit is to dividend distributions, FTSE Russell will treat the company as having reached its FOL and evaluate the company under the minimum foreign headroom requirement.

FTSE Russell may exercise discretion in determining whether a stock should be subject to the minimum foreign headroom test. Where discretion is being applied FTSE Russell will provide appropriate advance notice.

Minimum Foreign Headroom Requirement

FTSE Russell defines “foreign headroom” as the percentage of shares available to foreign investors as a proportion of the company’s FOL. For example, if a company has an FOL of 49%, of which 39% is held by foreign investors, the foreign headroom will be calculated as 20.41%, i.e., (49% - 39%)/49%.

(i)	For a non-constituent that is subject to an FOL, a minimum headroom of 20% must be available in order to be added to the FTSE All-World Index.
(ii)

For an existing constituent that is subject to FOL, a minimum headroom of 10% must be available.  Headroom tests are conducted in conjunction with the March, June, September and December quarterly reviews.

(iii)

Where the headroom of an existing constituent falls below 10%, its investability weight will be reduced at the next quarterly review. The first headroom adjustment will be an absolute value of 10% and any subsequent headroom adjustments will be an absolute value of 5%.

(iv)

Where the FOL for an existing constituent has been reached intra-review and zero headroom is available, its investability weight will be reduced by an absolute value of 10% (if it is the first headroom adjustment) or by 5% (if it is a subsequent headroom adjustment) with the provision of T+2 advance notice from the date of discovery.

(v)

Where discovery occurs on the Thursday or Friday prior to a quarterly review effective date, then the FOL decrease will be applied after the FTSE All-World Index review effective date with a provision of T+2 advance notice.

(vi)

Where the FOL of an existing constituent is reported as approaching its FOL, a headroom test will be conducted at the subsequent quarterly review and if headroom falls below 10%, its investability weight will be reduced by 10% (if it is the first headroom adjustment) or by 5% (if it is a subsequent headroom adjustment) in conjunction with the review effective date.

(vii)

Following the first headroom adjustment of 10%, the investability weight will continue to be reduced at subsequent quarterly reviews in increments of 5% until the headroom level increases to 10% or above. As a result of these quarterly 5% downward adjustments, should the investability weight of the security fall to 5% or below under this process, the security will no longer be eligible to remain in the FTSE All-World Index.

(viii)

The investability weight of an existing constituent which has been subject to headroom adjustments will have its most recent 5% adjustment reversed at a quarterly review subject to a minimum 20% headroom remaining post reversal.

(ix)

In the event a security with a headroom adjustment increases its FOL, the increase in the FOL will implemented in two 50% tranches, subject to the headroom remaining at 20% or above. In the event a security with a headroom adjustment decreases its FOL, the decrease in the FOL will be implemented in full with the provision of a T+2 advance notification from the date of discovery.

(x)

An existing constituent with a headroom adjustment, that passes the FTSE All-World Index eligibility screens (for example – liquidity, minimum size, investability weight) will not be eligible for index promotion from Micro Cap or Small Cap to All-World (Large/Mid) until all headroom adjustments have been reversed. An index demotion from All-World (Large/Mid) to Small Cap or Micro Cap will proceed for an existing constituent with a headroom adjustment.

(xi)

Where FOLs are not universally applied to all foreign investors, but only impact a particular set of foreign investors, a downward headroom adjustment will be applied where there is evidence of these restrictions being enforced. This headroom restriction will be reassessed on a quarterly basis and will not be lifted until either FOLs are removed or all foreign investors are treated equally.

(xii)

Securities are assigned their official FOL. However, if permission is required from a local regulator to purchase additional shares beyond a certain permission threshold, then the more restrictive permission level is assigned as the FOL. For example, a security may have an FOL of 24%, however, any purchase beyond 22% requires prior permission from the local regulatory authority. In this example, the security would be assigned an FOL of 22%.

(xiii)

Where a non-constituent passes the relevant headroom test, but individual foreign investors or institutions are only permitted to hold a maximum of 1% of the free float adjusted shares in issue, the security will not be eligible for FTSE All-World Index membership.

(xiv)

Unless there is an increase in the FOL, a headroom adjustment will not be reversed for a period of 6 months (i.e. if a headroom adjustment has been implemented at the June review then the earliest it can be reversed is at the following March review).

(xv)

If a constituent has been removed from the FTSE All-World Index as a result of its investability weight falling to 5% or below following a headroom adjustment, it will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of FTSE All-World Index eligibility it will be considered as a new issue.

(xvi)

Securities which are deleted for failing headroom, but which after a period of 12 months meet the minimum 20% headroom test, will initially be added to the FTSE All-World Index at a minimum free float of 5%, subject to them having an FOL. If an FOL no longer applies, then the security will be added at its free float.

(xvii)	Subsequent headroom reversals will be implemented in increments of 5% until the security reaches its FOL, subject to the security continuing to meet the minimum 20% headroom test.

Liquidity Screen

Each security will be tested for liquidity semi-annually in March and September by calculation of its monthly median of daily trading volume. Liquidity will be calculated for the March review from the first business day of January to the last business day of December of the previous year and for the September review from the first business day of July of the previous year to the last business day of June. Security volume data will be taken on trading days from Monday to Sunday (where applicable) when markets are open. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, or the month will be excluded from the liquidity test. For each month, daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the applicable review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the middle-ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking, so a security that fails to trade for more than half the days in a month will have a zero median trading volume for that month. Only exchange trading days will be included in the calculation. Security volume data will be taken from Sunday to Friday when markets are open. If a security is suspended for any reason, such period of suspension will not be considered in the liquidity test. For newly eligible securities with a testing period of less than 12 months, the liquidity test will be applied on a pro-rata basis.

An existing constituent of the FTSE All-World Index which, based on its median daily trading volume per month, are required to have turnover at least 0.04% of its shares in issue (after the application of any free float weightings) for at least eight of the twelve months prior to a full market review. Those existing constituents of the FTSE All-World Index Series which fail step 1 will be subject to a further test whereby the last 6 months of the testing period will be assessed on a pro-rata basis. If the constituent passes at least 4 out of the last 6 months (equating to 8 out of 12 months on a pro-rata basis), it will be considered to have passed the liquidity test. Existing constituents of the FTSE All-World Index which fail the liquidity test will be ineligible for FTSE All-World Index inclusion for a period of 12 months after which they will be treated as a new issue. A non-constituent of the FTSE All-World Index which, based on its median daily trading volume per month, does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings) for at least ten of the twelve months prior to a full market review will continue to be excluded from the FTSE All-World Index. New issues and newly eligible securities which do not have a twelve month trading record must have a minimum three month trading record when reviewed and will be tested from the date of eligibility.

In the event that a company fails the liquidity test based on its underlying shares and the company has an equivalent depositary receipt, then the depositary receipt may be considered for inclusion in the FTSE All-World Index if it passes the liquidity test in its own right and is traded on an exchange within a similar regional time-zone as the underlying shares. When the depositary receipt has been included, it will remain in the FTSE All-World Index until it either fails the liquidity test of the underlying shares pass the liquidity test for two future consecutive reviews.

Surveillance Stocks Screen

Securities which are subject to surveillance by the stock exchanges and have been assigned to any of the following segments will not be eligible for index inclusion. Where an existing constituent is assigned to an ineligible segment it will normally be deleted from the FTSE All-World Index at the next quarterly review and it will only be reconsidered for index inclusion after a period of 12 months from its deletion subject to it no longer being under surveillance. For the purposes of FTSE All-World Index eligibility it will be treated as a new issue.

Country	Exchange	Segment
China	Shanghai Stock Exchange Shenzhen Stock Exchange	Special Treatment (ST)
India	Bombay Stock Exchange National Stock Exchange of India	Graded Surveillance Measure (GSM)
Malaysia	Bursa Malaysia	PN17
Poland	Warsaw Stock Exchange	Alert List
Singapore	Singapore Exchange	Watchlist
South Korea	Korea Exchange	Administrative Issues
Taiwan	Taiwan Stock Exchange	Altered Trading Method (ATM)
Thailand	Stock Exchange of Thailand	Companies facing possible delisting according to No. 9(6) of SET’s Regulations on Delisting of Securities
Turkey	Borsa Istanbul	Watchlist
UAE	Abu Dhabi Securities Exchange Dubai Financial Market	Second Category Screen Category B Screen

Securities that are assigned to the above segments after the review announcement date but before the FTSE All-World Index review effective date are assessed on a case-by-case basis which may generally result in scheduled FTSE All-World Index review additions, investability weight and shares in issue changes no longer being implemented at the forthcoming review.

Trading Screen

Existing and non-constituent securities which have not traded on 60 or more trading days during the past year (up to and including the review cut-off date) will not be eligible for FTSE All-World Index inclusion. Regular/ad-hoc market holidays and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. If a security does not have a full year of trading, the 60-day period will be pro-rated according to the number of available trading days passed since its listing.

•	All standard trading days will be incorporated within the calculation (Fridays and Sundays as appropriate).
•	Ad-hoc non-standard trading days will not be incorporated within the calculation (e.g., ad-hoc Saturday trading will not be considered).
•

Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation.

•

A security which has been removed from the FTSE All-World Index as a result of this screen will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of FTSE All-World Index eligibility it will be treated as a new issue.

Periodic Review of Constituents

Countries are usually reviewed semi-annually in March and September, on a region by region basis, based on data as at the close of business on the last business day of December and June (where the last business day of the month falls on a Saturday or Sunday for any individual countries, data will be taken as at close of the last business day before Saturday). Any constituent changes resulting from the periodic review will be implemented after the close of business on the third Friday (i.e. effective the following Monday) of March and September.

All eligible companies are ranked by their full market capitalization. A company’s full market capitalization consists of any equity shares that are listed and in issue at the FTSE All-World Index review cut-off date. Shares that have been listed but do not form part of a company’s current issued share capital, such as treasury shares and shares pending issuance to an employee scheme, are excluded from the full market capitalization calculation.

Large-, mid- and small-cap stocks are determined by first defining 100% of the universe of eligible companies in eligible countries. The full market capitalization is determined for each company (shares in issue multiplied by price) and the companies are ranked by full market capitalization in descending order. The top 98% of companies in this universe are selected for review. Any company which has a full market capitalization greater than 10% based on the total capitalization of the regional universe will be capped at 10%. Out of this universe, stocks will be designated as large-, mid- or small-cap based on ranking in this universe and, in certain circumstances, their market capitalization as a percentage of this universe. Generally, new stocks will be included as large-cap if they are in the top 68% of this universe and as mid-cap if they are in the top 86% of this universe and stocks already in the FTSE All-World Index will be retained as large-cap if they are in the top 72% of this universe and as mid-cap if they are in the top 92% of this universe.

FTSE All-World Index Calculation

The FTSE All-World Index is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the FTSE All-World Index) will have a greater effect on the price of the FTSE All-World Index than will the price movement of a smaller company (that is, one representing a smaller percentage of the FTSE All-World Index).

The value of the FTSE All-World Index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, times (ii) the number of shares issued for each such component, times (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor that represents the total market capitalization of the constituent stocks of the FTSE All-World Index on the base date. To ensure continuity, the divisor is adjusted when a capital change takes place. The price of each component stock and the total market capitalization as of the base date are converted into U.S. dollar equivalents using the relevant exchange rates as of the applicable dates. In calculating the net total return index, dividends are reinvested across the FTSE All-World Index on the ex-dividend date, net of withholding taxes. The FTSE All-World Index uses actual closing mid-market or last trade prices, where available, for securities with local exchange quotations.

Maintenance of the FTSE All-World Index

FTSE conducts an annual review, starting in January and finishing in September, of all countries included in the FTSE All-World Index and those being considered for inclusion. The FTSE Russell Country Classification Advisory Committee (the “Committee”) reviews and applies the country criteria and makes any recommendations for changes in country classification to the FTSE Russell Policy Advisory Board the “Board”). The Board consists of senior market practitioners that are representative of the appropriate sectors of the investment community. Implementation of any country classification changes is ordinarily timed to coincide with one of the semi-annual FTSE All-World Index reviews and, absent extraordinary circumstances, a minimum notice period of one year is provided.

The FTSE All-World Index is also reviewed periodically for changes in free float, with such review coinciding with quarterly Committee reviews. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action that affects the FTSE All-World Index, any change in free float is implemented at the same time as the corporate action.  If there is no corporate action, the change in free float will be applied at the next quarterly review. Following the application of an initial free float restriction as described under “Free Float Criteria” above, a constituent with a free float of greater than 15% will be changed at the March, September and December updates if it moves by more than 3 percentage points above or below the existing free float. In addition, a constituent with a free float of 15% or below will be subject to a 1 percentage point threshold. In June, a constituent’s free float will be updated regardless of size. Quarterly updates will be applied after the close of business on the third Friday of March, June, September and December.

Additions and Deletions

Additions and deletions to the FTSE All-World Index can occur outside of the normal review process. Additions can occur if a new security becomes eligible for immediate inclusion in the FTSE All-World Index because its market capitalization is above certain levels (the “fast entry rule”). For the fast entry rule to apply, a security has to meet both (a) a full market capitalization threshold at the company level equal to 1.5 times the mid-cap inclusion level (i.e., the full market capitalization of the smallest company that falls within the top 86% of the FTSE All-World Index universe when ranked by market capitalization as described above) and (b) an investable market capitalization at the security level equal to 0.5 times the mid-cap inclusion level.

Where a company undertakes an initial public offering of a new equity security (IPO), that security will be eligible for fast entry inclusion to the FTSE All-World Index if such IPO satisfies the eligibility criteria and screens other than the liquidity screen, and its full market capitalization and investable market capitalization using the closing price on its first day of trading meet the fast entry rule thresholds outlined above. Only shares offered at the time of the IPO will be included within the investable market capitalization calculation for the purposes of evaluating fast entry eligibility, and if eligible, the offering shares only will be included within the index calculation. When evaluating the investability weight of a potential IPO fast entry, FTSE Russell will restrict all shares that are only available to domestic retail investors. The shares that are only available to domestic retail investors will be evaluated for free float at a subsequent review. Additionally, any incentives to hold the offered shares will render those shares restricted from free float until the incentives have expired. The addition of an eligible IPO to the FTSE All-World Index is implemented after the close of business on its fifth day of trading. An IPO not meeting the eligibility criteria and fast entry thresholds will be reconsidered for inclusion at the next semi-annual review. In addition, in the case of a demutualization where the entire free float of a new eligible security is transferred to private shareholders, the addition of the security is deferred for one month after trading has commenced, provided that adequate liquidity over such period is demonstrated.

Securities that become newly eligible (e.g., changes in free float occur that allows a stock to qualify for inclusion or a non-constituent moves to an eligible market) will be reviewed for inclusion at the next semi-annual review.

Variable and best effort IPOs will not be considered for fast entry inclusion.  Direct listing IPOs will be eligible for consideration for fast entry inclusion if there is advance confirmation of the number of shares that will be made available at the time of listing.  If there is no advance public disclosure, the company will not be considered as a potential fast entry addition.

Variable and best effort IPOs and those direct listing IPOs (which do not qualify as a fast entrant) will be considered for inclusion at the next quarterly review if, by the review cut-off date, a public disclosure is available confirming either the actual number of shares sold during the offering or the post-IPO shareholder structure. FTSE All-World Index inclusion remains subject to meeting all other eligibility criteria.  If the number of shares sold during the IPO, or the post-IPO shareholder structure, remains unknown on the review cut-off date, the evaluation of the company will be deferred to a subsequent quarterly review. If no disclosure is published prior to the cut-off date of the following quarter, the company will be evaluated during the semiannual review process only (and inclusion will remain contingent on the above disclosures).

Deletions can occur if a constituent is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion.

If a merger occurs between companies that are constituents of the FTSE All-World Index, then the surviving company remains a constituent. If a merger occurs between companies one of which is a constituent and the other not a constituent of the FTSE All-World Index, then the surviving company will generally be included as a constituent company in the country of such surviving company, provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings.

The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the FTSE All-World Index from changing due to such an event, all corporate actions which affect the market capitalization of the component stocks in the FTSE All-World Index require an offsetting divisor adjustment. By adjusting the divisor, the value of the FTSE All-World Index remains constant before and after the event.

VanEck Vectors® Gold Miners ETF

The shares of the VanEck Vectors® Gold Miners ETF (the “ETF”) are issued by VanEck Vectors® ETF Trust (the “trust”), a registered investment company. The trust was incorporated in Delaware as a statutory trust on March 15, 2001.  The trust operates as a series fund and, as of June 30, 2018, offers 57 investment portfolios, each of which represents a separate series of the trust.

•	The ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE® Arca Gold Miners Index® (the “index”).
•

Van Eck Associates Corporation (“Van Eck”) acts as investment adviser to the ETF, and, subject to the supervision of the Board of Trustees, is responsible for the day-to-day investment management of the ETF.

•

The Board of Trustees of the trust has responsibility for the general oversight of the management of the ETF, including general supervision of Van Eck and other service providers, but is not involved in the day-to-day management of the trust.

•	The ETF shares trade on the NYSE Arca under the ticker symbol “GDX”.
•	The trust’s SEC CIK Number is 0001137360.
•	The inception date for purposes of the ETF shares was May 16, 2006.
•	The ETF shares are issued or redeemed only in creation units of 50,000 shares.

We obtained the following fee information from the trust’s publicly available information without independent verification. Van Eck is entitled to receive a monthly management fee from the ETF based on a percentage of the ETF’s average daily net assets at an annual rate of 0.50%. As of December 31, 2020, the ETF’s net expense ratio was 0.52% per annum. Until at least May 1, 2021, Van Eck has agreed to waive fees and/or pay ETF expenses to the extent necessary to prevent the operating expenses of the ETF (excluding acquired fund fees and expenses, interest expense, trading expenses, taxes and extraordinary expenses) from exceeding 0.53% of its average daily net assets per year.

For additional information regarding the ETF, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSRS for the period ended June 30, 2020) and other information the trust files with the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at sec.gov. Additional information regarding the trust, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the VanEck Vectors® Gold Miners ETF website at vaneck.com/etf/equity/gdx/overview/. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective and Strategy

The ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the index. The ETF, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the index by investing in a portfolio of securities that generally replicates the index. The ETF normally invests at least 80% of its total assets in securities that comprise the index. The ETF’s 80% investment policy is non-fundamental, which means that the ETF’s investment policy may be changed without shareholder approval upon 60 days’ prior written notice to shareholders. In addition, the ETF may invest in securities not included in the index, money market instruments, including repurchase agreements or other funds which invest exclusively in money market instruments, convertible securities, structured notes (notes on which the amount of principal repayment and interest payments are based on the movement of one or more specified factors, such as the movement of a particular stock or stock index) and/or certain derivatives, which Van Eck believes will help the ETF track the index. The ETF may invest in master limited partnerships (“MLPs”) to the extent they are included in the index. MLPs are limited partnerships that are operated under the supervision of one or more managing general partners. The ownership interests/common units of an MLP are listed and publicly traded on securities exchanges or in the over-the-counter market. Depositary receipts not included in the index may be used by the ETF in seeking performance that corresponds to the index and in managing cash flows, and may count towards compliance with the ETF’s 80% policy. The ETF may also invest, to the extent permitted by the Investment Company Act of 1940, in other affiliated and unaffiliated funds, such as open-end and closed-end management investment companies, including other ETFs. The ETF does not invest in money market instruments as part of a temporary defensive strategy to protect against potential stock market declines.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

The ETF’s Holdings, Country Classifications and Sector Classifications

The ETF holds stocks and depositary receipts of companies involved in the gold mining industry.

The following tables display the top holdings and weighting by sector and country of the VanEck Vectors® Gold Miners ETF.  A list of constituent stocks can be found at vaneck.com/etf/equity/gdx/holdings/.  We are not incorporating by reference the website or any material it includes in this pricing supplement.  This information has been obtained from the ETF website without independent verification.

VanEck Vectors® Gold Miners ETF Top Ten Holdings as of January 31, 2021

ETF Stock Issuer	Percentage (%)
Newmont Goldcorp Corp	12.83%
Barrick Gold Corp	10.66%
Franco-Nevada Corp	6.10%
Wheaton Precious Metals Corp	5.05%
Agnico Eagle Mines Ltd	5.03%
Newcrest Mining Ltd	4.73%
Kirkland Lake Gold Ltd	4.17%
Northern Star Resources Ltd	3.87%
Anglogold Ashanti Ltd	3.64%
Kinross Gold Corp	3.27%
Total	59.35%

VanEck Vectors® Gold Miners ETF Weighting by Country as of January 31, 2021*

Country	Percentage (%)
Canada	44.41%
United States	17.39%
Australia	14.57%
Brazil	6.71%
South Africa	4.42%
Tanzania	3.64%
China	3.40%
Côte D’Ivoire	1.29%
Kyrgyzstan	1.13%
Peru	0.96%
Turkey	0.73%
Egypt	0.67%
Burkina Faso	0.60%
Other	0.07%
Total	99.99%

* Percentages may not sum to 100% due to rounding.

VanEck Vectors® Gold Miners ETF Weighting by Sector as of January 31, 2021*

Sector	Percentage (%)
Materials	99.9%
Other/Cash	0.1%
Total	100%

* Percentages may not sum to 100% due to rounding.

Correlation

Although Van Eck intends to track the performance of the index as closely as possible, the ETF’s return may not match or achieve a high degree of correlation with the return of the index due to expenses and transaction costs incurred in adjusting the portfolio. When the index is rebalanced and the ETF in turn rebalances its portfolio to attempt to increase the correlation between the ETF’s portfolio and the index, any transaction costs and market exposure arising from such portfolio rebalancing may be borne directly by the ETF and its shareholders. In addition, it is possible that the ETF may not always fully replicate the performance of the index as a result of not investing in certain securities included in the index, or not investing in them in the exact proportions in which they are represented in the index due to unavailability of certain index securities in the secondary market or due to other extraordinary circumstances (e.g., if trading in a security has been halted). The ETF’s performance may also deviate from the return of the index due to legal restrictions or limitations imposed by the governments of certain countries, certain listing standards of the ETF’s listing exchange, a lack of liquidity on stock exchanges in which such securities trade, potential adverse tax consequences or other regulatory reasons (such as diversification requirements). The ETF may value certain of its investments and/or other assets based on fair value prices. To the extent the ETF calculates its net asset value based on fair value prices and the value of the index is based on securities’ closing prices on local foreign markets (i.e., the value of the index is not based on fair value prices), the ETF’s ability to track the index may be adversely affected. In addition, any issues the ETF encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase the index tracking risk. For tax efficiency purposes, the ETF may sell certain securities, and such sale may cause the ETF to realize a loss and deviate from the performance of the index. In light of the factors discussed above, the ETF’s return may deviate significantly from the return of the index. Changes to the composition of the index in connection with a rebalancing or reconstitution of the index may cause the ETF to experience increased volatility, during which time the ETF’s index tracking risk may be heightened.

For the period ended January 31, 2021, the ETF website gave the following performance figures for market price of an ETF share and the index: ETF share—1 year on an annualized basis, 19.67%; 3 years on an annualized basis, 13.90%; 5 years on an annualized basis, 20.07%; 10 years on an annualized basis, -3.75%; since inception on an annualized basis, -0.33%; index—1 year on an annualized basis, 20.69%; 3 years on an annualized basis, 14.51%; 5 years on an annualized basis, 20.71%; 10 years on an annualized basis, -3.29%; since inception on an annualized basis, 0.15%.

Industry Concentration Policy

The ETF will concentrate its investments in a particular sector or sectors or industry or group of industries to the extent that the index concentrates in a particular sector or sectors or industry or group of industries.

The NYSE® Arca Gold Miners Index®

The NYSE Arca Gold Miners Index® (“index”) is a rules-based index designed to measure the performance of highly capitalized companies in the gold mining industry. The index is a modified market capitalization index but is not adjusted for free float, i.e., issued and outstanding shares of a company not closely held by company management or insiders (generally speaking, ownership positions that are greater than 10% of outstanding shares are considered to be closely held, meaning these shares are considered to be a long-term investment and are not expected to trade often enough to be considered part of the pool of shares readily available to investors). The index is calculated in U.S. dollars on a net total return basis. ICE Data Indices, LLC (“IDI”) is the index sponsor and the index administrator. The index was launched on September 23, 2013 and has a base date of September 20, 2013 and a base level of 779.30. Additional information about the index is available on the following website: theice.com/market-data/indices/equity-indices/ucits. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Index Universe and Selection Principle

Index Universe

Development and maintenance of the component universe for the index is undertaken by IDI. The universe is composed of all listed equity securities that are determined by the IDI to be representative of the gold mining industry. This determination is completed using publically available information on individual security issuers as well as the industry. Also instrumental in this determination is IDI employees’ expertise concerning index design and development and their knowledge surrounding index use and stakeholder feedback. IDI may change the composition of the universe at any time to reflect the conditions of the gold mining industry and to ensure that the pool of component securities continues to represent the gold mining industry, in accordance with the index requirements.

The index include common stocks, ADRs, or GDRs of selected companies involved in the mining for gold and silver ore and are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. This specifically includes those companies classified as being cross-listed, as an example those miners with both U.S. (NYSE, NYSE American, Nasdaq) and Canadian (TSX) listings. The criteria of being “electronically quoted” can be assumed to be met if the real-time market quotations and trades for securities listed on a particular exchange are available via the data feeds of the major market data vendors.

The index administrator has chosen not to specify the exact exchanges whose securities are eligible for inclusion in the index, but generally the exchanges in most developed markets and major emerging markets are regarded as appropriate. The index administrator uses its discretion to avoid those exchanges and markets that are considered “frontier” in nature or alternatively, have major restrictions to foreign ownership or investability.

The universe specifically includes those companies that derive at least 50% of their revenues from gold mining and related activities. There will be a 10% buffer built in so that companies already existing in the index will only be removed from the universe and index in the next review if their gold mining revenues fall below the 40% level.

In addition, both streaming companies and royalty companies are eligible for inclusion in the index. At the discretion of the index administrator, companies that have not yet commenced production are also eligible for inclusion in the index, provided they do have tangible revenues that are related to either the mining of gold or silver ore. In addition, there are no restrictions imposed on the universe in how much a particular company has hedged in gold or silver production via futures, options, or forward contracts.

It should be noted that the index will maintain an exposure to companies with a significant revenue exposure to silver mining in addition to gold mining. This can be defined as those companies (“silver-tilted” companies) that either:

1.Have a revenue exposure to silver mining that is greater than 50% or,

2.Have a greater revenue exposure to silver mining than gold mining and have a combined gold/silver mining revenue exposure of greater than 50%

The index administrator will ensure, solely through the company selections in the index rebalances, that the percentage of the index weight that will consist of these “silver-tilted” companies will not exceed 20%.

Selection of Constituents

The index constituents are selected among the companies included in the universe that meet all of the following criteria. A buffer will be enforced for companies already in the index, as outlined below:

1.Market capitalization is greater than $750 million (not adjusted for free float)

a.	For companies already in the index, the market capitalization requirement will be $450 million

2.Average daily volume of at least 50,000 shares over the past three months

a.	For companies already in the index, the average daily volume requirement will be at least 30,000 shares over the past three months

3.Average daily value traded of at least $1 million over the past three months

a.	For companies already in the index, the average daily value traded requirement will be at least $600,000 over the past three months

For reasons of practicality, the index administrator has the discretion to not include all companies that meet the minimum levels for inclusion. These include, but are not limited to, pending corporate actions, litigation or geo-political events that may affect a given stock. In addition, the index administrator has the discretion to include companies that do not meet the minimum levels for inclusion, if it determines that by doing so it maintains the quality and/or character of the index.

Removal of Constituents

Components will be removed from the index during the quarterly review if they either fail on Criteria 1 below, or, alternatively fail on both Criteria 2 and 3 below:

1.The market capitalization is lower than $450 million

2.The average daily volume for the past three months is lower than 30,000 shares

3.the average daily value traded for the past three months is lower than $600,000

Selected Line

Only one listing is permitted per company and the listing representing the company’s ordinary shares is generally used. If an ADR, GDR, or U.S. cross-listing is available for a given stock and it satisfies the minimum liquidity requirements, that ADR, GDR, or U.S. cross-listing will be used instead of the locally listed ordinary share. This logic will be followed even in the cases where the stock’s local listing has a greater liquidity than the ADR, GDR, or U.S. cross-listing.

If multiple share classes are available for a particular listing line, the shares outstanding for each class will be added up and attributed to the most liquid class. There is no rules-based consideration of the amount of free float shares available for each company. Instead, the index administrator evaluates, on a discretionary basis, the amount of free float shares available to the public while performing its review of the universe. If the index administrator concludes that the amount of free float shares of a company is too low, it could decide to exclude such company from the universe.

Periodical Update of Weighting

Determining Constituent Weightings at Quarterly Index Rebalances

The index is weighted based on the market capitalization of each of the component stocks, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the index as described above. The information utilized in this modification process will be taken from the close of trading on the second Friday of the rebalance month:

1.The weight of any single component stock may not account for more than 20% of the total value of the index;

2.The component stocks are split into two subgroups – (1) large and (2) small, ranked by their unadjusted market capitalization weight in the index. Large stocks are defined as having a starting index weight greater than or equal to 5%. Small stocks are defined as having a starting index weight below 5%;

3.The final aggregate weight of those component stocks which individually represent more than 4.5% of the total value of the index may not account for more than 45% of the total index value.

Adjustment Process

1.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the index, then all stocks with weights greater than 20% of the index are reduced to represent 20% of the value of the index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

If there is no component stock over 20% of the total value of the index to start, then Diversification Rule 1 is not executed.

2.

Diversification Rule 2: The components are sorted into two groups – (1) large components, with a starting index weight of 5% or greater, and (2) small components, with a weight of under 5% (after any adjustments for Diversification Rule 1).

If there are no components that classify as large components after Diversification Rule 1 is run, then Diversification Rule 2 is not executed. Alternatively, if the starting aggregate weight of the large components after Diversification Rule 1 is run is not greater than 45% of the starting index weight, then Diversification Rule 2 is not executed.

If Diversification Rule 2 is indeed executed, then the (1) large group and (2) small group will represent 45% and 55%, respectively, of the final index weight. This will be adjusted through the following process:

a.

The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately.

b.

The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Calculation of the Index

The ETF tracks the net total return version of the NYSE Arca Gold Miners Index® (current Bloomberg symbol : “GDMNTR”). A net total return index measures the period to period change in the value of its components due to changes in the valuation (price in U.S. dollars) of those components plus (by means of an adjustment to the divisor) any income produced by those components net of dividend withholding taxes. As the index level is expressed in U.S. dollars, the index converts non-U.S. currencies into U.S. dollars using currency exchange rates.

The current index level is calculated by dividing the current modified index market capitalization by the index divisor. The divisor was determined off of the initial capitalization base of the index and the base level. The divisor is updated as a result of dividends going ex-dividend on the calculation date and as a result of corporate actions and composition changes.

Notwithstanding that the ETF tracks the performance of the net total return version of the index, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

The closing level is the last level disseminated on the trading day and uses the official close prices from the primary listing market for each constituent. For constituents that have non-traded, halted or suspended status, or have not opened for the current day, the previous day’s reference prices (primary exchange official closes) or estimated prices (for IPOs, buyouts and swap offers) are used instead. The currency rate that will be utilized in the calculation of the closing level is the current day’s London 4:00 PM WM/Reuters Spot FX rate, or if not available, the prior day’s relevant London 4:00 PM WM/Reuters Spot FX rate. In the case of exceptional market conditions, the index administrator reserves the right to utilize other prices in the calculation of the official closing level.

The Consolidated Tape (CTS/UDTF) is the primary market data source for U.S. equity real-time and closing prices. Thomson Reuters and the ICE Data Services Consolidated Feed are the primary market data sources utilized for retrieving real-time and closing prices for international (ex-U.S.) equities and real-time spot currencies, all for use in index calculations. Closing spot currencies utilized for constituent conversion or index level conversion are sourced from WM/Reuters Spot FX fixings, specifically the 4 PM London fixing. The index utilizes tax withholding rates commonly released by various global accounting firms. The location/perspective for all tax withholding rates is that of Luxembourg. Additional sources of data less commonly used include market data vendors, company announcements, exchange announcements and other official sources.

The index administrator retains the right to delay the publication of the opening level of the index. Furthermore, the index administrator retains the right to suspend the publication of the level of the index if it believes that circumstances prevent the proper calculation of the index.

If index constituent prices are cancelled, the index will not be recalculated unless the index administrator decides otherwise.

Reasonable efforts are made to ensure the correctness and validity of data used in real-time index calculations. If incorrect price or corporate action data affects index daily closing values, they are corrected retroactively as soon as possible and all revisions are communicated out to the public and market data vendors.

Changes to the Index

Inclusion of New Constituents

The inclusion of new companies in the index will typically only occur during the quarterly reconstitutions or rebalances, although there could be exceptions based on a specific corporate action affecting a current constituent. The inclusion of the new company at the quarterly rebalances/reconstitutions will be announced at least six trading days before the effective date of the actual inclusion. For example, for the rebalance effective for March 19, 2018, the announcement occurred after the close on March 9, 2018.

Removal of Constituent

Components would be removed from the index as a result of periodic corporate actions as well as the result of the quarterly rebalances/reconstitutions. All removals in the quarterly rebalances/reconstitutions will be announced at least six trading days before the effective date of the removal. It should be noted that in the case of mergers and acquisitions, every effort will be made to remove the company at some reasonable time ahead of the suspension in trading in the acquired company. There will be certain situations and corporate actions that would require the removal of a company that has already ceased trading. In those cases, the company will be removed from the index at its last traded price, or, at the discretion of the index administrator, at a derived price that most accurately represents its post-suspension value. There will be certain situations and corporate actions that would require a removal of a company with less than six trading days of notice. In those cases, the removal would be announced no later than 15:00 ET on the trading day preceding the effective date of the removal.

Corporate Actions

In case of an event that could affect one or more constituents, the index administrator will inform the market about the intended treatment of the event in the index shortly after the firm details have become available and have been confirmed. When possible, the corporate action will be announced, even if not all information is known, at least one trading day before the effective date of the action. Once the corporate action has been effectuated, the index administrator will confirm the changes in a separate announcement.

The following chart summarizes how the index sponsor will treat various corporate actions.

Corporate Action	Any changes?
Stock split	Price change	Shares change
Stock dividend	Price change	Shares change
Special cash	Price change	N/A
Regular dividends	Price Change	N/A
Equity offering	N/A
New listing	N/A
Delisting	Deletion	N/A
Spin off	Price change	N/A
Rights offering	Price change	Shares change

Rule Changes

Going forward, barring exceptional circumstances, the index administrator shall announce proposed rules changes to stakeholders prior to them being implemented. Stakeholders shall also be notified of when the changes shall take effect.

Index Reviews

IDI shall undertake regular reviews of the index, the methodology and the market which it represents to ensure it continues to meet the index objective, in accordance with IDI’s policies and procedures. Should changes to the index be required or proposed, this will be communicated to stakeholders in accordance with IDI’s policies and procedures.

Quarterly Reconstitution/Rebalance: Publication of Results

The new composition of the index, including the companies to be a part of the index and their corresponding new index shares, will be announced at least six trading days before the effective date.

Governance

Index Sponsor and Administrator

IDI is responsible for the day-to-day management of the index, including retaining primary responsibility for all aspects of the index determination process, including implementing appropriate governance and oversight, as required under the International Organization of Securities Commission’s Principles for Financial Benchmarks (the IOSCO Principles). The governance committee is responsible for helping to ensure IDI’s overall compliance with the IOSCO Principles, by performing the oversight function which includes overseeing the index development, design, issuance and operation of the index, as well as reviewing the control framework. IDI is also responsible for decisions regarding the interpretation of these rules and the governance committee is responsible for reviewing all rule book modifications and index constituent changes with respect to the index to ensure that they are made objectively, without bias, and in accordance with applicable law and regulation and IDI’s policies and procedures. Consequently, all IDI’s and the governance committee discussions and decisions are confidential until released to the public.

Cases Not Covered In Rules

In cases which are not expressly covered in the index methodology, operational adjustments will take place along the lines of the aim of the index. Operational adjustments may also take place if, in the opinion of the index administrator, it is desirable to do so to maintain a fair and orderly market in derivatives on this index and/or this is in the best interests of the investors in products based on the index and/or the proper functioning of the markets.

Any such modifications described under this section or exercise of expert judgment will also be governed by any applicable policies, procedures and guidelines in place by IDI at such time.

Rule Book Changes

The governance committee reviews all rule book modifications and index changes to ensure that they are made objectively, without bias and in accordance with applicable law and regulation and IDI’s policies and procedures. These rules may be supplemented, amended in whole or in part, revised or withdrawn at any time in accordance with applicable law and regulation and IDI applicable policies and procedures. Supplements, amendments, revisions and withdrawals may also lead to changes in the way the index is compiled or calculated or affect the index in another way.

Limitation of the Index

The index may be subject to potential limitations, such as a decline in the pool of available eligible securities due to advancements in technology, shifts in demographic spending or the economy, changes in regulation or accounting rules, consolidation in certain sectors or industries, or other factors. Other limitations may include the ability of the index to operate in illiquid or fragmented markets.

By design, the index is focused on the gold mining industry, and to a lesser extent, the silver mining industry. As the underlying markets transform due to consolidation and technology transformation, the companies included in the index will adjust and change accordingly.

IDI seeks to manage and mitigate these limitations through the index design, review and oversight process.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any underlier will result in you receiving any coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlier from January 1, 2016 through February 23, 2021. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity ETFs. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the iShares® China Large-Cap ETF

Closing Level
60
50
40
30
20
10
0
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021

Historical Performance of the VanEck Vectors® Gold Miners ETF

50
40
30
20
10
0
Closing Level
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

●	a dealer in securities or currencies;
●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
●	a bank;
●	a life insurance company;
●	a regulated investment company;
●	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
●	a tax exempt organization;
●	a partnership;
●	a person that owns a note as a hedge or that is hedged against interest rate risks;
●	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
●	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

●	a citizen or resident of the United States;
●	a domestic corporation;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could assert that your notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a derivative contract that reflects (through the VanEck Vectors® Gold Miners ETF) the value, in part, of an equity interest in an entity that indirectly tracks the price of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts. It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

●	a nonresident alien individual;
●	a foreign corporation; or
●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a United States alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-35 of the accompanying general terms supplement no. 8,671 and “Plan of Distribution — Conflicts of Interest” on page 125 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement and to certain securities dealers at such price less a concession not in excess of        % of the face amount. The original issue price for notes purchased by certain retirement accounts and certain fee-based advisory accounts will be           % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this pricing supplement with respect to such notes to             %. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We expect to deliver the notes against payment therefor in New York, New York on March 5, 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Autocallable Contingent Coupon ETF-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC